Exhibit 99.1 - Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:           Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Strong Second Quarter Earnings

Oswego, New York, July 27, 2012 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank, (NASDAQ: PBHC) announced reported net income of $721,000 and basic and diluted earnings per share of $0.24 for the three-month period ended June 30, 2012, compared to net income of $587,000 and basic and diluted earnings per share of $0.19 for the same period in 2011.  The increase in net income was principally due to an improvement of $102,000 in net interest income, a decrease of $112,000 in the provision for loan losses, and a $120,000 improvement in noninterest income and expense, net, all between comparable second quarter periods.  Offsetting these was a decrease of $211,000 in net gains on asset sales between the two year over year quarterly periods.  The Company’s return on average assets and return on average equity for the second quarter of 2012 were 0.62% and 7.48%, respectively, as compared to 0.57% and 7.36% for the same prior year period.  For the six months ended June 30, 2012, the Company reported net income of $1.2 million, or $0.40 per basic and diluted share, compared to $1.0 million, or $0.31 per basic and diluted share, for the six months ended June 30, 2011.

“We are pleased with our upward earnings trend despite the headwinds of margin compression caused by lower long-term interest rates”, according to Thomas W. Schneider. President and CEO.  “This positive trend is due primarily to strong loan growth and stable asset quality trends.  Loans in the second quarter grew at an annualized rate of just over 11%.”

Net interest income for the three-month period ended June 30, 2012 was $3.7 million as compared to $3.6 million for the three-month period ended June 30, 2011.  This increase in net interest income between comparable quarters was driven by an increase in average earning assets of $56.0 million to $436.0 million for the second quarter of 2012.  Offsetting this increase in average earning assets was a decrease in the tax equivalent net interest margin of 35 basis points from 3.82% for the second quarter of 2011 to 3.47% in the second quarter of 2012. The increase in average earning assets between comparable second quarter periods was centered in residential mortgages, mortgage-backed securities, and non-taxable municipal securities where increases of $15.5 million, $20.2 million, and $13.9 million, respectively, were recorded.  The decline in tax equivalent net interest margin was due to the yield on average earning assets decreasing faster than the decrease in rates paid on interest bearing liabilities between comparable second quarter periods.  The yield on residential mortgages decreased from 5.30% to 4.92%, the yield on commercial real estate loans decreased from 6.31% to 5.93%, and the yield on mortgage-backed securities decreased from 3.31% to 2.06%, all between the second quarter of 2012 as compared to the second quarter of 2011.

The cost of interest bearing liabilities during the second quarter of 2012 was 1.03%, a decrease of 27 basis points from the cost of interest bearing liabilities in the second quarter of 2011.  This decline was due principally to average balances of certificates of deposit decreasing $7.6 million between year over year quarters, and maturing higher rate certificates of deposit being replaced with lower cost certificates of deposit at current market rates.  Average balances of all interest bearing liabilities increased $43.7 million, principally directed to lower cost deposit products of money market deposit accounts and brokered deposits.

Noninterest income for the three-month period ended June 30, 2012 totaled $783,000 resulting in a decrease of $140,000 from the same period in 2011, due principally to $211,000 less in gains on the sales of securities, loans, and foreclosed real estate.  This decrease was partially offset by increased income on bank-owned life insurance death benefit proceeds, increases in debit card interchange fees, and loan servicing fees.

On May 14, 2012, the company informed its employees of its decision to freeze participation and benefit accruals under our non-contributory, tax qualified defined benefit pension plan, primarily to reduce some of the volatility in earnings that can accompany the maintenance of a defined benefit plan.  The freeze became effective June 30, 2012.  Compensation earned by employees up to June 30, 2012 shall be used for purposes of calculating benefits under our pension plan but there will be no future benefit accruals after this date.  Participants as of June 30, 2012 will continue to earn vesting credit with respect to their frozen accrued benefits as they continue to work.  As a result, the Company expects to save approximately $480,000 in pension expenses in the 2012 fiscal year.

Starting January 1, 2013, we expect to increase benefits under our defined contribution 401(k) savings plan, in the form of an enhanced employer match of employee contributions.  This improved match would be combined with a qualified automatic contribution arrangement order to encourage participation and to permit the plan to qualify for a "safe harbor" from annual discrimination testing. In advance of this 401(k) savings match, which can only commence at the beginning of a calendar year, the Company elected to provide one-half of the expected match as a one-time addition to salaries as of June 30, 2012, requiring the Company to record $78,000 in personnel expense in the second quarter of 2012.

Noninterest expense for the second quarter of 2012 was $3.4 million and virtually unchanged when compared to the second quarter of 2011.  There were offsetting variances, however, within this category as personnel expenses totaled $1.9 million for the second quarter as compared to $1.8 million for the same prior year period, an increase of $105,000, due to the above mentioned addition to salaries.  Offsetting these cost increases was a decrease of FDIC assessment expenses of $84,000 and a decrease in advertising costs of $37,000, all between comparable year over year quarters.  FDIC assessment expenses decreased as the FDIC implemented a new assessment base and related rates which allowed smaller banking institutions to realize a decrease in overall assessment charges.  The decrease in advertising costs was due to the increased costs incurred in the second quarter of 2011 in support of the new Cicero branch location.

The Company recorded $150,000 in provision for loan losses for the three-month period ended June 30, 2012, significantly less than the $262,000 recorded for the three-month period ended June 30, 2011.  Net charge-offs for the second quarter of 2012 were $50,000 as compared to net charge-offs of $24,000 for the second quarter of 2011.  Management continues to work closely with our borrowers to minimize our loss exposure within our problem loan portfolio.  In addition, the adequacy of the allowance for loan losses is continually evaluated based on recent historical loss experience, current environmental factors and the level of impaired loans and their related specific allowances, and management deems the current level of the allowance for loan losses adequate to cover the probable losses within the loan portfolio.  The allowance for loan losses as a percent of period end loans at June 30, 2012, December 31, 2011, and June 30, 2011 was 1.35%, 1.31%, and 1.38%, respectively.

Net interest income for the six-month period ended June 30, 2012 was $7.3 million, a 3.9% increase over the comparable prior year period.  This increase was attributable to average earning assets of $428.5 million, an increase of $56.4 million and a reduction in the cost of interest bearing liabilities from 1.29% to 1.06% all between comparable six month periods.  The increase in average earning assets in the first half of 2012, as compared to the same prior year period, was divided among mortgage-backed securities, residential mortgages, and non-taxable investment securities, where increases of $18.8 million, $14.8 million, and $12.4 million, respectively, were reported.  The decrease in the cost of interest bearing liabilities was centered in certificates of deposits, as average rates paid for the first half of 2012 were 1.76% as compared to 1.93% in the first half of 2011, as maturing higher rate certificates were replaced with lower cost certificates at current market rates.

Noninterest income for the six-month period ended June 30, 2012 was $1.5 million, a decrease of $85,000 from the same prior year period and due principally to a decrease of $162,000 in gains on the sale of securities.  Partially offsetting this was an increase of other income of $37,000 stemming from increased income from bank-owned life insurance death benefit proceeds and an increase of $23,000 from Visa debit card fees driven by continually increasing activity levels.

Noninterest expense for the first half of 2012 was $6.8 million, an increase of $123,000 over the same prior year period.  Personnel expenses through the first half of 2012 were $3.8 million, as compared to $3.5 million in 2011.  This increase was principally due to year over year increases in pension costs of $30,000, stock option and ESOP compensation costs of $100,000, wage increases and the addition of one management level staff position in support of the Company’s loan sales and origination initiatives of $127,000, in addition to the previously mentioned $78,000 in personnel expense recorded in June 2012 in connection with the Company’s 401(k) enhancement.  Offsetting these cost increases were decreases in FDIC assessment expenses of $169,000 and a decrease of $115,000 in advertising costs, all between comparable six month periods. The decrease in advertising costs was due to the increased costs incurred in the first half of 2011 in support of the new Cicero branch location.

The Company recorded a provision for loan losses of $375,000 in the first six months of 2012 as compared to $525,000 in the same six month period in 2011.  This decrease was due to management’s estimate of probable losses within the loan portfolio.  Net charge-offs for the first half of 2012 were $143,000 as compared to $167,000 in the same prior year period.

The Company reported a modest improvement in asset quality metrics at June 30, 2012 as net charge-offs to average loans and nonperforming loans to period end loans improved. At June 30, 2012, December 31, 2011, and June 30, 2011, net charge-offs to average loans were 0.09%, 0.21%, and 0.12%, respectively.  At these same dates, nonperforming loans to period end loans were 1.27%, 1.55%, and 1.40%, respectively.

Total assets at June 30, 2012 were $474.9 million, as compared to $443.0 million and $418.5 million at December 31, 2011 and June 30, 2011, respectively.  Total loans at these same dates were $312.6 million, $304.8 million, and $289.5 million, respectively.  The Company reported significant growth in its investment securities portfolio as the total investment securities portfolio was $123.7 million at June 30, 2012 as compared to $100.4 million and $90.3 million at December 31, 2011 and June 30, 2011, respectively.  This growth was principally centered in mortgage-backed securities, non-taxable municipal securities, and corporate bonds.

The Company also reported strong growth in total deposits, due to an increase in lower cost brokered deposits, continued growth of the Cicero branch after a successful launch in 2011, and organic growth throughout the remaining branches.  At June 30, 2012, total deposits were $399.7 million as compared to $366.1 million at December 31, 2011 and $344.3 million at June 30, 2011.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011

Condensed Income Statement
Interest and dividend income	$4,680	$4,687	$9,352	$9,272
Interest expense	997	1,106	2,012	2,209
Net interest income	3,683	3,581	7,340	7,063
Provision for loan losses	150	262	375	525
	3,533	3,319	6,965	6,538
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	685	614	1,325	1,233
Net gain on sales of securities,
loans and foreclosed real estate	98	309	186	363
Noninterest expense	3,354	3,403	6,809	6,686
Income before income taxes	962	839	1,667	1,448
Provision for income taxes	241	252	418	435

Net Income	721	587	1,249	1,013

Preferred stock dividends and discount accretion	116	118	254	235
Net income available to common shareholders	$605	$469	$995	$778

Key Earnings Ratios
Return on average assets	0.62%	0.57%	0.54%	0.49%
Return on average equity	7.49%	7.36%	6.50%	6.43%
Net interest margin (tax equivalent)	3.47%	3.82%	3.52%	3.85%

Share and Per Share Data
Basic weighted average shares outstanding	2,503,389	2,484,955	2,501,588	2,484,894
Basic earnings per share*	$0.24	$0.19	$0.40	$0.31
Diluted weighted average shares outstanding	2,505,870	2,536,443	2,512,200	2,530,833
Diluted earnings per share*	$0.24	$0.19	$0.40	$0.31
Cash dividends per share	$0.03	$0.03	$0.06	$0.06
Book value per common share at June 30, 2012 and 2011			$10.24	$10.52

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends and discount accretion
Weighted average shares outstanding do not include unallocated ESOP shares.

	June 30,	December 31,	June 30,
	2012	2011	2011
Selected Balance Sheet Data
Assets	$474,914	$442,980	$418,532
Earning assets	441,876	411,478	382,015
Total loans	312,578	304,750	289,496
Deposits	399,663	366,129	344,348
Borrowed funds	25,019	26,074	37,261
Allowance for loan losses	4,213	3,980	4,006
Junior subordinated debentures	5,155	5,155	5,155
Shareholders' equity	39,814	37,841	32,442

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.09%	0.21%	0.12%
Allowance for loan losses to period end loans	1.35%	1.31%	1.38%
Allowance for loan losses to nonperforming loans	106.47%	84.18%	98.62%
Nonperforming loans to period end loans	1.27%	1.55%	1.40%
Nonperforming assets to total assets	0.92%	1.19%	1.20%